UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2026

CitroTech Inc.
(Exact name of registrant as specified in its charter)

Wyoming	001-42983	87-2765150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 S. Fiddlers Green Cir., Suite 300

Greenwood Village, CO 80111

(Address of principal executive offices) (zip code)

(800) 401-4535

(Registrant’s telephone number, including area code)

________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CITR	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

CitroTech Inc., a Wyoming corporation (the “Company”), and Hexion Inc., a New Jersey corporation (“Hexion”), formed HexiTech LLC, a Delaware limited liability company (“HexiTech”), to facilitate a joint venture to develop, manufacture, commercialize and sell products incorporating the Company’s fire-retardant intellectual property within a defined field of use, utilizing Hexion’s manufacturing and commercialization capabilities.

Limited Liability Company Agreement

On April 17, 2026, the Company and Hexion entered into a limited liability company agreement governing HexiTech (the “LLC Agreement”), pursuant to which the Company and Hexion were admitted as 50% members of HexiTech. The LLC Agreement provides that the Company will contribute to HexiTech the right to use certain of its fire suppression, fire retardant, fire resistant, and adjacent technologies (the “FR IP”) for use within a defined field of use pursuant to the IP License Agreement described below, and that Hexion will contribute certain assets pursuant to a separate contribution agreement.

HexiTech is managed by a board of managers (the “Board”) consisting of one designee of each member and an independent manager. Certain fundamental actions require approval of both the Company-designated manager and the Hexion-designated manager.

The members are required to fund additional capital contributions on a pro rata basis as approved by the Board, subject to HexiTech’s approved budget. If a member fails to timely fund a required capital contribution, the non-defaulting member may advance the unpaid amount as an interest-bearing loan repayable from distributions otherwise payable to the defaulting member. If the Company is the non-contributing member and fails to repay any such advance within 180 days, Hexion’s call option rights with respect to the Company’s membership interest are accelerated, permitting Hexion to purchase the Company’s interest in HexiTech in accordance with the LLC Agreement, net of any unpaid loan amounts. In addition, and notwithstanding the above, Hexion has agreed to provide the Company with advances of up to $6.0 million prior to December 31, 2027 to fund the Company’s capital contribution obligations, subject to specified interest, 18-month repayment terms, and distribution priority provisions.

Distributions are generally made on a pro rata basis, subject to priority repayment of outstanding advances and a performance-based reallocation pursuant to which Hexion is entitled to receive 85% of distributions until specified commercialization targets are met. The LLC Agreement also contains customary transfer restrictions (including restrictions on transfers to specified persons) and provides certain put/call and other exit rights and remedies in specified circumstances.

The foregoing summary of the LLC Agreement does not purport to be complete and is qualified in its entirety by reference to the LLC Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

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Intellectual Property License Agreement

On April 17, 2026, the Company entered into an Intellectual Property License Agreement (the “IP License Agreement”) with HexiTech and Mighty Fire Breaker, LLC, an Ohio limited liability company, pursuant to which the Company granted HexiTech a royalty-free (except as described below), exclusive, worldwide, irrevocable license to the FR IP within the defined field of use.

If the Company exits the joint venture pursuant to the terms of the LLC Agreement, the IP License Agreement provides that the license will continue on a perpetual basis, subject to a continuing royalty on net sales of licensed products, in the high-teens to the low twenties percentage range, as set forth in the IP License Agreement.

The foregoing summary of the IP License Agreement does not purport to be complete and is qualified in its entirety by reference to the IP License Agreement, attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1†	Limited Liability Company Agreement of HexiTech LLC, dated April 17, 2026, by and between CitroTech Inc. and Hexion Inc.
10.2†	Intellectual Property License Agreement, dated April 17, 2026, by and among CitroTech Inc., Mighty Fire Breaker, LLC and HexiTech LLC
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

† Certain portions of this exhibit have been redacted pursuant to Regulation S-K Item 601(b)(10)(iv). The registrant hereby agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CitroTech Inc.

Date: April 21, 2026	By:	/s/ Wesley J. Bolsen
	Name: Title:	Wesley J. Bolsen Chief Executive Officer

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